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                                                                    EXHIBIT 12.1

                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                                                      6 MONTHS
                                                                1995       1996       1997       1998       1999        2000
                                                              --------   --------   --------   --------   --------   ----------
EARNINGS
Pre-Tax Income from continuing operations...................  $283,048   $399,363   $435,824   $599,886   $583,515    $319,630
                                                              --------   --------   --------   --------   --------    --------
FIXED CHARGES
Interest expensed...........................................  $ 49,105   $ 53,321   $ 59,651   $ 64,137   $ 81,241    $ 42,416
Rent interest factor........................................    55,944     60,813     69,339     88,317     98,997      53,500
                                                              --------   --------   --------   --------   --------    --------
Total Fixed Charges.........................................   105,049    114,134    128,990    152,454    180,238      95,916
                                                              ========   ========   ========   ========   ========    ========
Adjusted Earnings...........................................   388,097    513,497    564,814    752,340    763,753     415,546
                                                              ========   ========   ========   ========   ========    ========
Ratio of Earnings to
Fixed Charges...............................................      3.69       4.50       4.38       4.93       4.24        4.33
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